XI.

CODE OF ETHICS

A.   Responsibility.    It  is  the  responsibility  of  all  supervisory  personnel  and  employees  to  ensure  that  the

Company  conducts  its  business  with  the  highest  level  of  ethical  standards  and  in  keeping  with  its fiduciary duties to its clients.

B.   Duty to Clients.     The Company has a duty to exercise its authority and responsibility for the benefit of its  clients,  to  place  the  interests  of  its  clients  first,  and  to  refrain  from  having  outside  interests  that conflict with the interests of its clients. The Company must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients.

C.   Privacy  of  Client  Financial  Information.   The  Company  will  not  disclose  any  nonpublic  personal information about a Client to any nonaffiliated third party unless the Client expressly gives permission to the Company to do so.  The Client in writing must grant such permission, or denial of permission, to the Company.  A copy of the permission/denial document will be filed in the Client file.

D.   Prohibited Acts

1.    Employing any device, scheme or artifice to defraud;

2.    Making any untrue statement of a material fact;

3.    Omitting  to  state  a  material  fact  necessary  in  order  to  make  a  statement,  in  light  of  the circumstances under which it is made, not misleading;

4.    Engaging in any fraudulent or deceitful act, practice or course of business; or,

5.    Engaging in any manipulative practices.

E.   Conflicts of Interest.    The Company has a duty to disclose potential and actual conflicts of interest to

their  clients.   All  IARs  and  solicitors  have  a  duty  to  report  potential  and  actual  conflicts  of  interest  to

the  Company.   Gifts  (other  than  de  minimis  gifts,  which  are  usually  defined  as  having  a  value  under

$100.00) should not be accepted from persons or entities doing business with the Company.

Section XI

Code of Ethics

F.    Use  of  Disclaimers.    The  Company  shall  not  attempt  to  limit  liability  for  willful  misconduct  or  gross negligence through the use of disclaimers.

G.   Suitability.     The Company  shall only  recommend those investments that it has a reasonable basis for

believing are suitable for a client, based upon the client's particular situation and   circumstances.

In

addition, clients should be instructed to immediately  notify  the Company  of any significant changes in their situation or circumstances so that the Company can respond appropriately.

H.   Duty  to  Supervise.    Advisers  Act  Section  203(e)(5)   The  CCO  is  responsible  for  ensuring  adequate

supervision  over  the  activities  of  all  persons  who  act  on  the  Company’s  behalf.      Specific  duties

include, but are not limited to:

1.    Establishing  procedures  that  could  be  reasonably  expected  to  prevent  and  detect  violations  of the law by its advisory personnel;

2.    Analyzing   its   operations   and   creating   a   system   of   controls   to   ensure   compliance   with

applicable securities laws;

3.    Ensuring  that  all  advisory  personnel  fully  understand  the  Company's  policies  and  procedures;

and,

4.    Establishing  an  annual  review  system  designed  to  provide  reasonable  assurance  that  the

Company's policies and procedures are effective and are being followed.

I.    Personal   Securities   Transactions.

The   Company's   procedures   governing   personal   security

transactions are covered in Section XIII of this manual.

Section XI

Code of Ethics